GOLD HILL PROJECT PROPERTY JOINT-VENTURE AGREEMENT

THIS AGREEMENT made as of the 8th day of December, 2008

BETWEEN:

HIDALGO MINING INTERNATIONAL INC., a body corporate, incorporated under the laws of the State of Nevada (hereinafter called "HMIT");

- and -

NORTH BAY RESOURCES INC.., a body corporate, incorporated under the laws of the State of Delaware (hereinafter called "North Bay");

WHEREAS North Bay has agreed to sell and otherwise transfer 50% of its 100% undivided interest in the Gold Hill Project Property claims in Slocan, British Columbia, Canada (hereinafter called the “Joint-Venture” or “JV Lands”) as set forth in the attached Schedule "A" to HMIT on the terms and conditions set out in this Agreement;

NOW THEREFORE that in consideration of the mutual covenants including, but not limited to the consideration set out in the clause herein entitled "Consideration", contained in this Agreement the Parties agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires:

(a)	"Agreement" means this Joint-Venture agreement including the schedules attached hereto;

(b)
"JV Lands" means those lands as set out in the attached Schedule "A", which are offered for mining purposes only. It is understood that ownership of the title to it does not include ownership of the surface rights or the right to use the surface for residential or recreational purposes;

(c)	"Party" means a party to this Agreement "Parties" means all parties to this Agreement;

(d)	"Permitted Encumbrances" means:

(i)	liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of North Bay,

(ii)
liens incurred or created in the ordinary course of business as security in favor of the person who is conducting the development or operation of the JV Lands to which such liens relate for North Bay’s proportionate share of the costs and expenses of such development or operation,

(iii)	mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not due,

(iv)
easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the JV Lands affected thereby,

(v)
the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof,

(vi)
rights of general application reserved to or vested in any governmental authority to levy taxes on the or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property, and

(vii)	statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the JV Lands; and

(e)	"this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement.

2.	INTERPRETATION

(a)
The expressions "Section", "Subsection", "Clause", "Subclause", "Paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

(b)
The division of this Agreement into sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

(c)
When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

(d)	There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule "A"   -    JV Lands

Such schedules are incorporated herein by reference as though contained in the body hereof.  Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a solicitor and client basis.

3.	CONSIDERATION

As full consideration for HMIT earning a 50% undivided interest to the JV Lands:

(a)
HMIT hereby agrees to pay to North Bay the sum of $50,000 US of common stock of HMIT, the number of shares to be determined by the 5-day average bid price at closing, upon execution of this Agreement, such payment not to be refunded to HMIT under any circumstances; and

(b)
It is mutually agreed by the parties that any payments to North Bay or on behalf of the Project as a whole shall be immediately deducted and repaid from any net revenue generated from the JV Lands, the balance of the net profits of which shall be divided equally between North Bay and HMIT on a 50/50 basis.

4.	COMMITMENT

HMIT agrees to expend up to one million two hundred and fifty thousand Dollars ($1,250,000) over three years as exploration expenditures, exclusive of tax thereon, on the JV Lands as follows:

(a)
By January 26, 2009, HMIT will spend a minimum aggregate of $10,487.39 on expenditures, to be applied to minimum work fees as required by the Province of British Columbia to maintain title to the JV Lands in good standing, including drilling and related geological work on or for the benefit of the JV Lands in accordance with the Work Program. ("Initial Assessment"). All expenditures in excess of the Initial Assessement requirements will be applied against Phase I expenditure requirements; and

(b)
By January 26, 2010, HMIT will spend a minimum aggregate of $10,487.39 on expenditures, to be applied to minimum work fees as required by the Province of British Columbia to maintain title to the JV Lands in good standing, including drilling and related geological work on or for the benefit of the JV Lands in accordance with the Work Program.. ("Phase I"). All expenditures in excess of the Phase I requirements will be applied against Phase II expenditure requirements; and

(c)
By January 26, 2010 and each calendar year thereafter, HMIT will spend an aggregate of $20,974.77 in expenditures, to be applied to minimum work fees as required by the Province of British Columbia to maintain title to the JV Lands in good standing, including drilling and related geological work on or for the benefit of the JV Lands in accordance with the Work Program.. ("Phase II").

(The Initial Assessment, Phase I, and Phase II are collectively, the "Exploration Program")

It is understood and agreed that the minimum amounts specified herein are the amounts required by the Province of British Columbia to maintain the JV Lands in good standing.  In the event the Ministry of Mines in British Columbia changes their fee schedule in the future, the minimum amounts stated herein will be adjusted to meet British Columbia’s minimum requirements to maintain the JV Lands in good standing.  If during any calendar year HMIT fails to meet these minimums and file work statements with British Columbia by the then-current expiration date, North Bay can elect to avoid the total forfeiture of the JV Lands by paying “Cash In Lieu” fees to British Columbia.  HMIT will then have 60 days to avoid Default as specified by Section 6.

5.	EARNED INTEREST

Upon execution of this Agreement and payment in full of the Consideration amounts specified in Section 3, HMIT shall have earned 50% of North Bay's undivided interest in the JV Lands.

6.	DEFAULT

Should HMIT default under this Agreement then North Bay will provide written notice to HMIT with specific details of such defaults or failures.  After receiving said notice, HMIT shall have 60 days to remedy such default. Should HMIT fail to remedy the default within the 60 day period, HMIT shall forfeit any rights it has to the JV Lands and this Agreement shall be terminated.

Should both HMIT and North Bay elect to allow title to the JV Lands to lapse by failure to pay British Columbia maintenance fees, both parties shall forfeit any rights to the JV Lands and this Agreement shall be terminated, at no penalty to either party.

7.	REPRESENTATIONS AND WARRANTIES OF NORTH BAY

North Bay makes the following representations and warranties to HMIT, no claim in respect of which shall be made or be enforceable by HMIT unless written notice of such claim, with reasonable particulars, is given by HMIT to North Bay within a period of twelve (12) months from the date hereof:

(a)	North Bay is duly incorporated and is validly subsisting under the laws of the State of Delaware;

(b)
North Bay is the legal and registered beneficial owner of all of its stated interests in the JV Lands, and such interests are free of any liens, claims, charges, security interests or encumbrances of any kind whatsoever, except for the Permitted Encumbrances;

(c)
there are no actions, suits, proceedings or claims existing or, to the best of the knowledge, information and belief of North Bay pending or threatened with respect to or in any manner challenging ownership of interest in any of the JV Lands, or which might reasonably be expected to result in a material impairment or loss of the JV Lands, or the proposed disposition of interest in the JV Lands;

(d)
North Bay is in material compliance with all applicable laws, rules, regulations, orders and statutes applicable to it, the interest in the JV Lands or the operation of the JV Lands, and North Bay has not received any notice of any violation, and there is no basis for assertion of any violation, of any applicable law, order, rule, regulation, writ, injunction or decree of any court, governmental or conservation authority or any statute, and North Bay holds, in good standing, all licenses, registrations and qualifications required;

(e)	the execution and delivery of this letter agreement and the consummation of the transaction contemplated herein will not, as a result of North Bay’s involvement, violate nor be in conflict with any provision of any material agreement or instrument to which North Bay is a party or is bound or, to the best of the knowledge of North Bay, any judgment, decree, order, statute, rule or regulation applicable to North Bay and no authorizations, approvals or consents are required for the consummation of the transaction contemplated herein by North Bay; and

8.	REPRESENTATIONS AND WARRANTIES OF HMIT

HMIT makes the following representations and warranties to North Bay, no claim in respect of which shall be made or be enforceable by North Bay unless written notice of such claim, with reasonable particulars, is given by North Bay to HMIT within a period of twelve (12) months from the date hereof:

(a)	HMIT is duly incorporated and is validly subsisting under the laws of the State of Nevada;

(b)
there is no action, suit, litigation, arbitration, investigation, inquiry or other proceeding in progress, or, to the best of HMIT’s knowledge, pending or threatened against or relating to HMIT or its material assets and there is no circumstance, matter or thing known to HMIT which might give rise to any such proceeding or to any governmental investigation relative to HMIT and there is not outstanding against HMIT any judgment, decree, injunction, rule or order of any court, government department, commission, agency or arbitrator; and

(c)
HMIT has the requisite power, capacity and authority to enter into this letter agreement (and all other agreements and documents required to be delivered hereunder) on the terms and conditions herein set forth.

9.	INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

(a)
North Bay shall be liable to HMIT for and shall, in addition, indemnify HMIT from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by HMIT which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Section 7 been accurate and truthful, provided however that nothing in this Subsection 9(a) shall be construed so as to cause North Bay to be liable to or indemnify HMIT in connection with any representation or warranty contained in Section 7 if and to the extent that HMIT did not rely upon such representation or warranty.

(b)
HMIT shall be liable to North Bay for and shall, in addition, indemnify North Bay from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by North Bay which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Section 8 been accurate and truthful, provided however that nothing in this Subsection 9(b) shall be construed so as to cause HMIT to be liable to or indemnify North Bay in connection with any representation or warranty contained in Section 8 if and to the extent that North Bay did not rely upon such representation or warranty.

(c)	Notwithstanding any other provision in this Agreement, North Bay shall not be liable to or be required to indemnify HMIT in respect of any losses, costs, claims, damages,

expenses and liabilities suffered, sustained, paid or incurred by HMIT in respect of which HMIT is liable to and has indemnified pursuant to subsection 9(b).

10.	COVENANTS

During the currency of this Agreement, the Parties shall:

(a)	not do any other act or thing which would or might in any way adversely affect the rights of the Parties hereunder,

(b)
make available to all Parties and their representatives all available relevant technical data, geotechnical reports, maps, digital files and other data with respect to the JV Lands in Parties' possession or control, including soil samples, and all records and files relating to the JV Lands and permit Parties and their representatives at their own expense to take abstracts therefrom and make copies thereof;

(c)	promptly provide all Parties with any and all notices and correspondence received from government agencies in respect of the JV Lands; and

(d)	cooperate fully with each other in conducting exploration and in obtaining any surface and other rights on or related to the JV Lands as is reasonably required.

11.	DISPOSITION

Any sale, assignment or transfer by a Party of all or any part of its rights or obligations hereunder shall include a provision whereby the purchaser, successor or assignee, as the case may be, shall agree to assume the rights and be subject to all the liabilities and obligations of the transferring Party under this Agreement.

12.	REGISTRATION

HMIT shall have the right to register notice of this Agreement for the sole purpose of giving notice of its rights under this Agreement to the applicable ministries of the British Columbia Government.

13.	FURTHER ASSURANCES

Each Party will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

It should be further noted within this Agreement that neither North Bay or any of its principals, affiliates, or employees is a “Qualified Person” as defined by National Instrument 43-101 and therefore not qualified to make any judgments on the economic viability of the mining claims or minerals contained there-in, and as such will be held harmless for any information provided both verbal and written, expressed or implied, with regard to the economic, technical, or geological aspects of the JV Lands.  Any such conclusions are the product of HMIT’s own due diligence, of which it bears sole responsibility.

14.	ENTIRE AGREEMENT

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail.  No amendments shall be made to this Agreement unless in writing, executed by the Parties.  This Agreement supersedes all other agreements, documents, writings and verbal understandings between the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

15.	GOVERNING LAW

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of British Columbia and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of British Columbia.  The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

16.	ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and assigns.

17.	TIME OF THE ESSENCE

Time shall be of the essence in this Agreement.

18.	NOTICES

The addresses for service and the fax numbers of the Parties shall be as follows:

North Bay -	North Bay Resources Inc 2120 Bethel Road Lansdale, PA 19446 USA Attn: Perry Leopold Fax No.: 215-661-8959

HMIT -	Hidalgo Mining International Inc. 12 Hillside Ave Port Washington NY 11050 Attn: Mark D. Klok Fax No.: 678-731-1650
All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)	by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or

(c)
except in the event of an actual or threatened postal strike or other labor disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the fifth day following the date of mailing.

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

19.	CURRENCY

All references to currency herein shall be deemed to be United States currency, unless otherwise indicated.

20.	EXECUTION BY COUNTERPART AND FACSIMILIE

(a)
This Agreement may be executed in counterpart, no one copy of which need be executed by the Parties.  A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by the Parties

(b)
The Parties will be entitled to rely upon delivery by facsimile machine of executed copies of the executed Agreement will be legally effective to create a valid and binding agreement between the Parties in accordance with the terms hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year written above.

HIDALGO MINING INTERNATIONAL INC.

Per: /s/ Mark Klok

/s/ Perry Leopold

NORTH BAY RESOURCES INC.

This is Schedule "A" attached to and forming part of a Joint-Venture Agreement made as of the 8th day of December, 2008 between North Bay Resources Inc. and Hidalgo Mining International Inc.

JV LANDS

Tenure Number	Type	Claim Name	Good Until	Area (ha)
574370	Mineral	GOLD HILL	20090123	1687.116
574627	Mineral	GOLD HILL 2	20090126	696.381
Total Area: 2383.497 ha

574370
082F.024
574627
082F.014
Map Center: 49.2295N 117.2942W